                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                         Keryx Biopharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    492515101
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                  Year End 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /    Rule 13d-1(b)
                  /X/    Rule 13d-1(c)
                  / /    Rule 13d-1(d)






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                                  SCHEDULE 13G

================================                ================================
      CUSIP No. 492515101
================================                ================================



----|---------------------------------------------------------------------------
1.  | NAME OF REPORTING PERSONS: LESTER E. LIPSCHUTZ
    | I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
----|---------------------------------------------------------------------------
2.  | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    |
    |                                                     (a)
    |                                                     (b)
----|---------------------------------------------------------------------------
3.  | SEC USE ONLY
----|---------------------------------------------------------------------------
4.  |CITIZENSHIP or PLACE OF ORGANIZATION                         United States
----|---------------|-----------------------------------------------------------
  NUMBER OF         |5. SOLE VOTING POWER                              997,485
   SHARES           |-----------------------------------------------------------
BENEFICIALLY        |6. SHARED VOTING POWER                                  0
 OWNED BY           |-----------------------------------------------------------
   EACH             |7. SOLE DISPOSITIVE POWER                         997,485
 REPORTING          |-----------------------------------------------------------
PERSON WITH         |8. SHARED DISPOSITIVE POWER                             0
----|---------------|-----------------------------------------------------------
9.  |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      997,485
----|---------------------------------------------------------------------------
10. |CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    |CERTAIN SHARES:
----|---------------------------------------------------------------------------
11. |PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   2.6(1)
----|---------------------------------------------------------------------------
12. |TYPE OF REPORTING PERSON                                               IN
----|---------------------------------------------------------------------------




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

                                  SCHEDULE 13G

================================                ================================
      CUSIP No. 492515101
================================                ================================



Item 1(a).        Name of Issuer:

                           Keryx Biopharmaceuticals, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           750 Lexington Avenue
                           New York, New York 10022

Item 2(a).        Name of Person Filing:

                           Lester E. Lipschutz

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                           Wolf, Block, Schorr and Solis-Cohen, LLP
                           1650 Arch Street- 22nd Floor
                           Philadelphia, PA 19103

Item 2(c).        Citizenship:

                           United States

Item 2(d).        Title of Class of Securities:

                           Common Stock

Item 2(e).        CUSIP Number:

                           492515101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
                  Not Applicable

                  (a)[ ] Broker or dealer registered under Section 15 of the
                         Exchange Act;

                  (b)[ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

                  (c)[ ] Insurance Company as defined in Section 3(a)(19) of the
                         Exchange Act;

                  (d)[ ] Investment Company registered under Section 8 of the
                         Investment Company Exchange Act;

                  (e)[ ] Investment Adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E);

                                  SCHEDULE 13G

================================                ================================
      CUSIP No. 492515101
================================                ================================


                  (f)[ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g)[ ] Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h)[ ] Saving Association as defined in Section 3(b) of The
                         Federal Deposit Insurance Act;

                  (i)[ ] Church Plan that is excluded from the definition of an
                         Investment Company under Section 3(c)(14) of the Investment Company Act;

                  (j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

                  (a) Amount beneficially owned: Mr. Lipschutz may be deemed the beneficial owner of 997,485 shares. Beneficial ownership consists of dispositive power over (i) 226,933 shares owned by the Lindsay A. Rosenwald 2000 (Delaware) Irrevocable Indenture of Trust for which Mr. Lipschutz serves as the adviser, and (ii) 770,552 shares owned by the Rosenwald 2000 Family Trusts for which Mr. Lipschutz serves as the trustee.

                  (b) Percent of Class: 2.6%(1)

                  (c) Number of shares as to which such person has:

                      (i)   Sole power to vote or direct the vote: 997,485

                      (ii)  Shared power to vote or to direct the vote:

                      (iii) Sole power to dispose or direct the disposition of:
                            997,485

                      (iv) Shared power to dispose or to direct the disposition of:

Item 5.           Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable




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                                  SCHEDULE 13G

================================                ================================
      CUSIP No. 492515101
================================                ================================



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          February 8, 2006
                                                     ---------------------------
                                                               (Date)

                                                        Lester E. Lipschutz
                                                     ---------------------------
                                                            (Signature)

                                                         Lester E. Lipschutz
                                                     ---------------------------
                                                            (Name/Title)

(1) Based on 37,775,796 shares reported outstanding at of December 27, 2005.







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